SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported): December 31, 2007

DIOMED HOLDINGS, INC.

Delaware (State or other jurisdiction of incorporation)	000-32045 (Commission File Number)	84-1480636 (IRS Employer Identification No.)

1 Dundee Park Andover, MA (Address of Principal Executive Offices)	01810 (Zip Code)

Registrant’s telephone number, including area code: (978-475-7771)

ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

As previously reported, on August 5, 2005, Diomed Holdings, Inc. (together with its subsidiaries, “Diomed”) entered into a distribution agreement (the “Distribution Agreement”) with Luminetx Corporation (“Luminetx”), pursuant to which Luminetx appointed Diomed as distributor and granted to Diomed an exclusive right to distribute and sell Luminetx’ patented biomedical imaging system known as the VeinViewerTM Imaging System (the “System”) to physicians performing sclerotherapy, phlebectomies or varicose vein treatments, in the United States and the United Kingdom. Also as previously reported, on May 11, 2007, Diomed and Luminetx amended the Distribution Agreement to modify the pricing of Systems and to add certain minimum purchase requirements.

Diomed did not purchase the minimum number of Systems required to be purchased by December 31, 2007 under the Distribution Agreement for Diomed to retain exclusivity. Further, Diomed did not pay Luminetx according to the terms of the Distribution Agreement and therefore, Luminetx has advised Diomed that, pursuant to the Distribution Agreement, Luminetx has terminated the Agreement. As a result of the termination, Diomed will write off approximately $105,000 of the remaining unamortized asset relating the Distribution Agreement in its December 31, 2007 annual financial statements.

Diomed continues to have the right to sell its remaining inventory of the System on a non-exclusive basis. Diomed and Luminetx are also in discussions regarding an arrangement where Diomed could continue to offer additional Systems on a non-exclusive basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diomed Holdings, Inc.
(Registrant)

Date: January 4, 2008	By:	/s/ DAVID B. SWANK
Name: David B. Swank
Title: President and Chief Financial Officer